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                   AMRESCO RESIDENTIAL MORTGAGE CORPORATION,
                                    SELLER

                       FIRST ALLIANCE MORTGAGE COMPANY
                                    BUYER

                         PURCHASE AND SALE AGREEMENT

                     17200 JAMBOREE, IRVINE, CALIFORNIA

                                MAY ______, 1997










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                       PURCHASE AND SALE AGREEMENT AND
                       -------------------------------
                         JOINT ESCROW INSTRUCTIONS
                         -------------------------

   THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
("Agreement") is made and entered into as of May __, 1997 ("Contract Date"), by and between AMRESCO RESIDENTIAL MORTGAGE CORPORATION, a Delaware corporation ("Seller"), and FIRST ALLIANCE MORTGAGE COMPANY, a California corporation ("Buyer"), upon the following terms and conditions:

   1. PURCHASE AND SALE. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property (as defined below) upon the terms and conditions set forth herein. The property being sold pursuant to this Agreement (collectively, the "PROPERTY") consists of (a) that certain land located at 17200 Jamboree, Irvine, California, and more particularly described on Exhibit A attached hereto and by this reference made a part hereof, together with all rights of way, privileges and appurtenances pertaining thereto, including any right, title and interest of Seller in and to any street adjoining any portion thereof (collectively, the "LAND"); (b) all structures, buildings, compressors, appliances, engines, electrical, plumbing, heating, ventilating, and air conditioning machinery and property of every kind, character and description appurtenant thereto (the "IMPROVEMENTS"); (c) all furniture or equipment owned by Seller, and any replacements to any of the same, located on any portion of the Land (including that used in any rental or management office located on the Land) and used in connection with the ownership, maintenance or operation of the Land and the Improvements (including, without limitation, those items set forth on Exhibit B which is or shall be attached hereto and made a part hereof) (collectively, the "TANGIBLE PERSONAL PROPERTY"); (d) all intangible personal property owned by Seller and used exclusively in the management, operation or marketing or the service provided thereon, including, but not limited to, any assignable operating permits, governmental permits, governmental entitlements, utility agreements, use permits and traffic allowances, and any service marks or tradenames, if any (collectively, the "INTANGIBLE PERSONAL PROPERTY"); and (e) all written agreements granting any person or entity the right to use or occupy any portion of the Property (the "LEASES") and security deposits and other deposits held in connection with the Leases.

   2.   [INTENTIONALLY OMITTED.]

   3.  PURCHASE PRICE

      3.1 AMOUNT. The purchase price for the Property is Three Million Four Hundred Fifteen Thousand and No/1OO Dollars ($3,415,000.00)(the "PURCHASE PRICE"). The purchase and sale of the Property is intended by the parties to be a sale of all elements of the Property and is not severable or divisible. The Purchase Price shall be paid as provided in this Section 3



                                     -1-



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      3.2  DEPOSIT.

         3.2.1 Buyer shall deposit the sum of Fifty Thousand and No/100 Dollars ($50,000.00) as an earnest money deposit (together with any interest earned thereon as set forth in Section 3.2.3, the "DEPOSIT") with First American Title Guaranty Company ("TITLE COMPANY"), located at 1850 Mt. Diablo Blvd., Suite 300, Walnut Creek, California 94596, Attention: Ms. Kitty Schlesinger, in immediately available funds to the Title Company no later than three (3) days after the Contract Date. Title Company shall deliver to Seller and Buyer a receipt for the Deposit. Unless this Agreement is sooner terminated by Buyer, the Deposit shall become non-refundable upon the expiration of the Due Diligence Date and subject to the liquidated damages provisions set forth in Section 7.

         3.2.2 The Deposit shall be released to Seller without liability on the part of Title Company and without further instruction by Buyer or Seller on the first business day following the Due Diligence Date (as defined in Section 6.2.1). Buyer and Seller shall, concurrently with the execution and delivery of this Agreement, execute and deliver to Title Company confirming instructions regarding the Deposit in the form set forth in EXHIBIT C, attached hereto and by this reference made a part hereof.

         3.2.3 Title Company shall place the Deposit in an interest-bearing account controlled by Title Company with a major independent financial institution and drawing interest at a commercially available rate for immediately-withdrawable funds as Buyer shall reasonably approve. All such accrued interest shall be credited toward the Purchase Price at Closing and, in the event the Deposit is retained by Seller as liquidated damages pursuant to Section 7, such liquidated damages shall include any and all accrued interest. Under any circumstance where the Deposit is returned to Buyer, Buyer shall likewise receive all accrued interest.

      3.3 CASH PAYMENT ON CLOSING. One business day prior to the Closing Date (as defined in Section 4.1), Buyer shall deposit with Title Company (a) the cash amount of the full Purchase Price (less the amount of the Option Consideration and the Deposit), as adjusted by the estimated prorations and adjustments called for by Section 4.3, and (b) Buyer's share of closing costs, fees and expenses.

      3.4 FUNDS. All payments made by any party hereto shall be in legal tender of the United States of America, paid in cash, by wire transfer through the Federal Reserve System.

   4   CLOSING MATTERS.

      4.1 CLOSING. The transactions contemplated by this Agreement shall close not later than June 3O, 1997 (i.e., forty-five (45) days after the Contract Date) or the next business day if such date falls on a Saturday, Sunday or holiday. The date upon which the Closing occurs shall be referred to herein as the "CLOSING DATE".

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      4.2  FEES AND COSTS.  Any escrow fee charged by Title Company shall be paid equally by Seller and Buyer. Seller shall pay all transfer taxes required in order to record the Deed. All title premiums and other closing costs not specifically allocated herein shall be paid by the parties as is customary in the county where the Property is located. Except as set forth in Section 18, the parties shall bear their own legal costs in connection with the transactions contemplated by this Agreement.

      4.3 PRORATIONS AT CLOSING. At the Closing, the following items of revenue and expense shall be adjusted and apportioned in cash as of 12:01 A.M. on the Closing Date. At or prior to the Closing, Title Company shall obtain the written approval of Buyer and Seller to a proration and adjustment statement in connection with consummation of the transaction contemplated in this Agreement, which approvals shall be a condition precedent to the parties' obligations to close, and which approvals shall not unreasonably be withheld or delayed.

         4.3.1 Real property taxes, personal property or use taxes, and any current installment of a special assessment shall be prorated based upon the fiscal year for which assessed, except that if the Closing Date shall occur before the assessed value or the tax rate, or both, for the current fiscal year has been fixed, then the proration of such taxes shall be based upon the most recently available assessed value and tax rate. If, however, subsequent to the Closing, by reason of any change in assessment or change in rate or any other change, the real estate taxes for the current fiscal year shall be determined to vary from those upon which proration was made as provided in this Section 4.3, the amount of any refund received or additional payment due shall be prorated between Seller and Buyer as of the Closing Date, such proration to be net, after the payment of all costs, if any, including attorneys' fees, incurred in connection with obtaining any reduction in assessment. Any refunds of real property taxes or assessments attributable to prior fiscal years shall be paid to Seller upon receipt, whether such receipt occurs before or after Close of Escrow.

         4.3.2 All rentals and other revenues generated by the Property shall be prorated as of the Closing Date except as otherwise set forth in this paragraph. Delinquent rentals shall be prorated between Buyer and Seller as of the Closing Date but not until they are actually collected by Buyer. Rentals are delinquent when payment thereof is more than thirty (30) days past due as of the Closing Date. Buyer shall have the sole right to collect any delinquent rentals, but shall not have the obligation to do so. Delinquent rentals collected by Buyer, net of the costs of collection (including, attorneys' fees), shall be applied first against amounts most overdue. Buyer agrees that any payments due to Seller as a result of collected delinquent rentals shall be payable by Buyer to Seller promptly
upon receipt thereof.   Operating Cost pass-throughs, percentage rentals and
other retroactive rental escalations or charges payable by tenants, which accrue as of the Closing Date but are not then due and payable, shall be prorated as of the Closing Date; provided, however, no payment thereof shall be made to Seller unless and until Buyer collects same from the tenant.
Upon such collection, Seller shall be due an amount equal to all such sums accruing prior to the Closing, Date, computing same on a per diem basis after amortizing them over the respective periods for which such items are payable. Payments of such prorated amounts collected by Buyer shall be made to Seller promptly following receipt and shall be accompanied by a report showing how same was calculated and such supporting documentation as Seller reasonably requests.

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         4.3.3  All utility service charges for electricity, heat and air conditioning service, elevator maintenance, common area maintenance, and other expenses affecting the Property which are payable by Seller and any other costs incurred in the ordinary course of business or the management and operation of the Property shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Closing Date and Buyer shall pay all such expenses accruing on the Closing Date and thereafter. To the extent possible, Seller and Buyer shall obtain billings and meter readings as of the Closing Date to aid in such prorations.

         4.3.4 All capital expenditures payable by Seller and not reimbursable by other third parties with respect to capital work relating to the Property conducted by or on behalf of Seller shall be paid in full by Buyer (or reimbursed by Buyer to Seller, if applicable) with respect to all such capital work which has not been substantially completed as of the Contract Date.

         4.3.5 Seller shall pay in full all leasing commissions and documented tenant improvement costs, if any, payable prior to the Closing Date with respect to Leases which were executed prior to the Contract Date, as shown on the proration schedule to be prepared pursuant to Section 4.3, and otherwise Buyer shall pay in full when due all other leasing commissions and tenant improvement costs payable by the lessor with respect to Leases.

      4.4 SECURITY DEPOSITS. At the Closing, all security deposits, cleaning fees and similar deposits and fees held by, or paid to, Seller under the Leases (and any interest thereon which is payable to tenants pursuant to local law or the terms of the Leases) shall be delivered to Buyer or credited against the Purchase Price.

      4.5 SURVIVAL AFTER CLOSING. The provisions of Sections 4.3 and 4.4 shall survive the Closing.

      4.6 ITEMS TO BE DELIVERED AT CLOSING. Seller shall deliver the following documents to Title Company on or before the Closing Date:

         4.6.1 A grant deed (the "DEED") in the form attached as EXHIBIT D hereto, conveying to Buyer title to the Land and the Improvements subject only to the Permitted Exceptions (as defined below).

         4.6.2 A Bill of Sale from Seller in the form attached hereto as EXHIBIT E conveying and assigning to Buyer the Tangible Personal Property.

         4.6.3 An Assignment and Assumption of Leases ("ASSIGNMENT OF LEASES") in the form attached hereto as EXHIBIT F assigning the Leases to Buyer.

         4.6.4 A General Assignment ("GENERAL ASSIGNMENT") in the form attached hereto as EXHIBIT G assigning to Buyer all of Seller's right, title and interest in the Intangible Personal Property.
                                     -4-

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         4.6.5  A non-foreign affidavit ("FIRPTA Certificate"), properly executed containing such information as shall be required by Internal Revenue Code Section 1445(b)(2) and the regulations issued thereunder and Sections 18861, 18662 and 18668 of the California Revenue and Taxation Code in the form attached hereto as EXHIBIT H.

         4.6.6 All executed original Leases to the extent such Leases are in Seller's possession or control.

         4.6.7 All originals of reports, documents and other materials, including "as built" plans relating to ownership of Property to the extent such materials are in Seller's possession or control.

      4.7 BUYER'S CONDITIONS TO CLOSING. Buyer's obligation to close the transactions contemplated by this Agreement is subject to and contingent on the satisfaction of the following conditions or the waiver of the same by Buyer in writing:

         4.7.1 All representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing.

         4.7.2 Seller having performed and satisfied all material agreements and covenants required hereby to be performed by Seller prior to or at the Closing.

         4.7.3 Buyer's approval or deemed approval of its due diligence investigation of the Property pursuant to Section 6.2 below prior to 5:00 p.m. Pacific time on the Due Diligence Date.

         4.7.4 The Title Company's issuance of the Owner's Policy complying with the requirements of Section 5 below.

      4.8 SELLER'S CONDITIONS TO CLOSING. Seller's obligation to close the transactions contemplated by this Agreement is subject to and contingent on the satisfaction of the following conditions or the waiver of the same by Seller in writing:

         4.8.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing.

         4.8.2 Buyer having performed and satisfied all agreements and covenants required hereby to be performed by Buyer prior to or at the Closing.

         4.8.3 Buyer's delivery to Title Company on or before the Closing Date of executed counterpart originals of the Assignment of Leases and the General Assignment.

      4.9 CLOSING. Provided that Title Company holds for delivery to Seller all cash required to complete the closing of the transaction contemplated by this Agreement ("CLOSING") as provided herein and all other conditions to closing set forth in this Agreement have been satisfied or, as to any condition not satisfied, waived in writing by the party intended to

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be benefited thereby, on the Closing Date Title Company shall conduct the
Closing by recording or distributing the following documents and funds in the following manner:

         4.9.1 Record the Deed in the Official Records of the county in which the Property is located;

         4.9.2 Deliver to Buyer: (a) a conformed copy of the Deed; (b) the original Owner's Policy; (c) the original Bill of Sale; (d) the original Assignment of Leases; (e) the original General Assignment; and (f) the original FIRPTA Certificate.

         4.9.3 Deliver to Seller a copy of every document delivered to Buyer and an original Assignment of Leases and an original General Assignment.

         4.9.4 Deliver to Seller the Purchase Price (less the Option Consideration and the Deposit) and such other funds, if any, as may be due to Seller by reason of credits under this Agreement, less all items chargeable to Seller under this Agreement.

   5. TITLE. Seller shall equally pay the premium cost for a standard coverage Owner's Title Insurance Policy (the "OWNER'S POLICY") in Buyer's favor in the amount of the Purchase Price, and Buyer shall pay (a) the cost of any customary and commercially available supplemental endorsements as Buyer may reasonably require, and (b) the additional costs of procuring an extended coverage Owner's Policy in the event Buyer desires such coverage, as well as the cost of obtaining any ALTA Survey the Title Company may require to issue such extended coverage title policy. Attached as EXHIBIT J hereto is a preliminary title report covering the Property (the "TITLE COMMITMENT"). The Owner's Policy when issued at Closing shall be in the amount of the Purchase Price and shall insure fee title to the Property as vested in Buyer subject to (a) the standard printed exceptions set forth in the printed jacket to the Owner's Policy, (b) the exceptions contained in the Title Commitment and approved in accordance with Section 6.2.10, (c) the liens of current property taxes and assessments which are not delinquent, and (d) matters created or suffered by Buyer (collectively, the "PERMITTED EXCEPTIONS").

   6.  PROPERTY EXAMINATION.

      6.1  "AS-IS" PURCHASE.

         6.1.1 Buyer shall have the right to thoroughly and diligently inspect the Property as provided in Section 6.2

         6.1.2 Except as expressly set forth in Section 10 2, Seller makes no representations or warranties with respect to the physical condition or any other aspect of the Property, including, without limitation, (1) the structural integrity of any improvements on the Property, (2) the conformity of the improvements to any plans or specifications for the Property including, but not limited to, any plans and specifications that may have been or which may be provided to Buyer), (3) the conformity of the Property to past, current or future applicable zoning or building code requirements,
(4) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, (5) the sufficiency of any undershoring,

                                     -6-



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(6) the sufficiency of any drainage, (7) whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, (8) the existence or non-existence of underground storage tanks, (9) any other matter affecting the stability or integrity of the land, or any buildings or improvements situated on or as part of the Property, (10) the availability of public utilities and services for the Property, (11) the fitness or suitability of the Property for any intended use, (12) the potential for further development of the Property, (13) the existence of vested land use, zoning or building entitlements affecting the Property, or
(14) the presence of toxic wastes, hazardous materials or friable asbestos in, on or about the Property (collectively, the "PROPERTY CONDITIONS").

         6.1.3 Seller shall make available to Buyer, or cause to be made available to Buyer, on or promptly following the Contract Date and continuing through the Closing Date any and all material records, reports, studies, plans, drawings, maps, surveys, plats, title reports, soil reports, engineering studies, environmental studies, inspection reports, maintenance records, Leases and other documents pertaining to the use and occupancy of the Property, the income thereof, the cost and expenses of maintenance thereof, and any and all other matters concerning the Property Conditions, or other attributes or aspects of the Property, to the extent same are within the possession or control of Seller (collectively, the "PROPERTY INFORMATION"), other than the Excluded Items, without any representation or warranty (other than as set forth in Section 10.2) as to the completeness or accuracy of the data or information contained in the Property Information. Buyer acknowledges that any Property Information is furnished to Buyer solely as a courtesy, and Seller has neither verified the accuracy of any statements or other information therein contained nor the qualifications of the persons preparing such Property Information. Seller does not warrant the accuracy of any Property Information. Anything contained in this Section to the contrary notwithstanding, Seller shall not be obligated to disclose to Buyer any Excluded Items. "EXCLUDED ITEMS" means any appraisal of the Property or broker's opinions of value with respect to the Property and any other proprietary, privileged or confidential information of Seller relating to the Property, including but not limited to, Seller's internal financial analyses, Seller's credit analyses and business and collection plans, materials relating to Seller's cost to acquire the Property and any documents or communications subject to the attorney/client privilege.

         6.1.4 The Property Information, other than maps, surveys, plats, title reports and other documents and instruments which are a matter of public record is sometimes referred to herein as the "CONFIDENTIAL INFORMATION" irrespective of whether such items and their contents are so specifically identified by Seller. Without Seller' s prior written consent,
Buyer: (a) shall not divulge to any third party any of the Confidential Information and shall not use the Confidential Information in Buyer's business prior to the Closing, except in connection with the evaluation of the acquisition of the Property; (b) shall ensure that the Confidential Information is disclosed only to such of Buyer's officers, directors, employees. consultants, attorneys, investors and lenders, as have actual need for the Confidential Information; (c) shall act diligently to prevent any further disclosure of the Confidential Information; and (d) shall, if the Closing does not occur, promptly return to Seller (without keeping copies) all Confidential Information.


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         6.1.5  Seller shall not be responsible for any failure to
investigate the Property on the part of Seller, or for any statements or activities of any real estate broker or sales agent, or any other purported or acknowledged agent, representative, contractor, consultant or employee of Seller, or any third party.

         6.1.6 Buyer expressly acknowledges that the Property is being sold and accepted "AS-IS, WHERE-IS," and is being accepted without any representation or warranty. Buyer agrees to make such investigation of the condition of the Property as Buyer deems adequate during the period specified in Section 6.2, and shall rely solely upon its own investigation of such condition and not upon any statement or opinion by Seller or any agent of Seller (except as expressly set forth in this Agreement), including, without limitation, Seller's broker as described in Section 14.

         6.1.7 As part of Buyer's agreement to purchase and accept the Property " AS-IS, WHERE-IS," and not as a limitation on such agreement, Buyer hereby unconditionally and irrevocably waives any and all actual or potential rights Buyer might have against Seller regarding any form of warranty, express or implied, of any kind or type, relating to the Property, its improvements or the Property Conditions. Such waiver is absolute, complete, total and unlimited in every way. Such waiver includes, but is not limited to, a waiver of express warranties, implied warranties, warranties of fitness for a particular use, warranties of merchantability, warranties of habitability, strict liability rights, and claims of every kind and type, including, but not limited to, claims regarding defects which might have been discoverable, claims regarding defects which were not or are not discoverable, product liability claims, product liability type claims, and all other extant or later created or conceived of strict liability or strict liability type claims and rights.

         6.1.8 Effective upon Closing, and to the fullest extent permitted by law, Buyer hereby (a) releases, discharges and forever acquits Seller and every entity affiliated with Seller and all of their members and partners and AMRESCO Management Inc. and their respective officers, directors, shareholders, employees, agents and independent contractors (collectively the "INDEMNITEES") from all demands, claims, liabilities, obligations, costs and expenses which Buyer may suffer or incur relating to the Property Conditions or any other aspect (as delineated in Section 6.1.2) of the Property, or its improvements or any defect related thereto, and (b) agrees to indemnify, defend, protect and hold harmless the Indemnitees against all demands, claims, liabilities, obligations, costs and expenses, including reasonable attorneys' fees and costs incurred by any of them, which may be asserted by a third party at any time relating to the Property Conditions or any other aspect (as delineated in Section 6 1.2) the Property, or its improvements or any defect related thereto, no matter whether earlier discoverable or not, except that Buyer's obligation of indemnification with respect to claims for injury or damage by third parties shall be limited to Claims asserted with respect to occurrences subsequent to the Closing Date. The obligation of indemnification contained in this Section shall not be deemed to limit or diminish the scope of the indemnification set forth in
Section 6.2.7.

         6.1.9 As part of the provisions of this Section 6.1, but not as a limitation thereon, Buyer hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed. In this connection and to the extent

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permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included in the waivers and matters released as set forth in this Section 6.1. Buyer expressly waives any and all rights conferred upon it by the provisions of California Civil Code Section 1542, which provides:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

The provisions of this Section 6.1 are material and included as a material portion of the consideration given to Seller by Buyer in exchange for Seller's performance hereunder.

Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 6.1 of the Agreement. Seller and Buyer have each initialed this Section 6.1 to further indicate their awareness and acceptance of each and every provision hereof.

                                     BUYER'S INITIALS:  /s/ J.W.S.
                                                       -------------
                                    SELLER'S INITIALS:  /s/ M.E.T.
                                                       -------------


      6.2   BUYER'S DUE DILIGENCE INVESTIGATION AND DUTIES.

         6.2.1 Buyer shall have until 5:00 p.m. Pacific time on June 16, 1997 (i.e., thirty (30) days after the Contract Date) (the "DUE DILIGENCE DATE") within which to complete its due diligence inspection of the Property and the Property Information and to determine in Buyer's sole discretion whether Buyer desires to proceed with the transaction contemplated by this Agreement.

         6.2.2 Buyer agrees to diligently and thoroughly inspect the Property, and to hire such experts as may be required to thoroughly evaluate and analyze the Property Conditions, including contractors, engineers, soils analysts, pest control specialists and the like, all at Buyer's expense.

         6.2.3 If Buyer notifies Seller and Title Company in writing on or before the Due Diligence Date that Buyer is unwilling to proceed with the transaction, then Buyer shall terminate this Agreement and Buyer's Deposit, including accrued interest, if any, less any Title Company cancellation fees and costs shall be returned to Buyer. Buyer's failure to notify

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Seller and Title Company of Buyer's election to terminate this Agreement on or before the Due Diligence Date shall constitute Buyer's election to waive its right to terminate this Agreement pursuant to this Section 6.2.

         6.2.4 On and after the Contract Date until Closing or sooner termination of this Agreement, Buyer and its agents and employees shall have the right to thoroughly inspect the Property, and to hire such experts as may be required to thoroughly evaluate and analyze the Property Information and the Property Conditions, including contractors, engineers, soils analysts, pest control specialists and the like, all at Buyer's expense. Buyer and its experts shall have access to the Property for such purposes during normal business hours from the Contract Date through the Closing subject to Section 6.2.6.

         6.2.5 Subject to Section 6.2.6, on and after the Contract Date until Closing or sooner termination of this Agreement Buyer's environmental consultant ("BUYER'S ENVIRONMENTAL CONSULTANT") shall have the right to enter upon the Property during normal business hours for purposes of conducting a Phase I Environmental Site Assessment. Buyer shall have no right to conduct any Phase II environmental assessment work or any invasive environmental testing at the Property without Seller's prior written consent, which consent may be withheld in Seller's sole discretion. The following conditions must be satisfied prior to the entry onto the Property by Buyer's Environmental Consultant for purposes of conducting or performing any environmental assessment of the Property:

            (a) Buyer's Environmental Consultant shall have the appropriate level of expertise and experience necessary to perform the Tests and shall be approved in writing by Seller;

            (b) Buyer and Buyer's Environmental Consultant shall execute an Insurance, Indemnification, and Confidentiality Agreement, in the form attached hereto as EXHIBIT "I", protecting the Indemnitees from all activities performed by Buyer's Environmental Consultant at the Property, and

            (c) Buyer's Environmental Consultant shall enter onto the Property within one (1) business day following Buyer's delivery to Seller of written notice specifying the date and time thereof and, if required by Seller, in the presence of Seller's personnel, Seller's environmental consultant or Seller's property manager.

         6.2.6 If requested by Seller, Buyer and its consultants shall be accompanied by a representative of Seller or Seller's property manager, as applicable, when conducting any inspection of the Property.

         6.2.7 Buyer hereby agrees to and shall defend, protect, indemnify and hold the Indemnitees harmless of, from and against any and all claims, suits, losses, demands, liabilities, damages, costs and expenses. including, without limitation, reasonable attorneys' fees, court and other costs, resulting from personal injury (including, but not limited to, physical damage or injury to Buyer's employees, agents or contractors) or property damage (including, but not limited to, any mechanics' and materialmen's liens) incurred by reason of, or arising out of, the entry, examinations or activities of Buyer, Buyer's Environmental Consultant or any other consultant, employee, contractor or agent of Buyer on the Property. All such activities shall be conducted in such a fashion so as not to interfere with the rights or property of any persons with any possessory interest in any part of any portion of the Property.

         6.2.8 If for any reason the purchase and sale contemplated under this Agreement is not consummated, Buyer agrees to deliver promptly to Seller any and all reports, schedules, spreadsheets and other data, including, without limitations hard copy reports and information that may have been stored in computerized records pertaining to the Property and any and all inspections or examinations conducted hereunder.

         6.2.9 Except for the specific warranties and representations given by Seller elsewhere in this Agreement and without limiting the foregoing in any manner, Buyer acknowledges that Seller has made no representations or warranties of any kind or nature whatsoever concerning the Property Conditions, and Buyer acknowledges further that Buyer is relying solely upon Buyer's own investigation under this Section 6.2 in regard to each and all such matters, and undertakes the risk that the Property may or may not be suitable or feasible for any intended use by Buyer including, notwithstanding the delivery by Seller to Buyer of a copy of a Phase I environmental investigation of the Property prepared by an independent consultant, the presence of toxic wastes, hazardous material, underground tanks or friable asbestos in, on or about the Property.

         6.2.10 Notwithstanding anything to the contrary contained herein, Buyer shall have until ten (10) days prior to the Due Diligence Date to deliver to Seller written notice of Buyer's disapproval or conditional approval of any exceptions set forth in the Title Commitment (the "DISAPPROVED EXCEPTIONS"). Buyer's failure to timely deliver such written notice to Seller shall be deemed to constitute Buyer's approval of all matters of title. Within five (5) business days after receipt by Seller of Buyer's written notice, Seller shall notify Buyer that either (a) the Disapproved Exceptions will be removed at Closing or (b) which Disapproved Exceptions will not be removed as of Closing. If Buyer does not terminate this Agreement as of the Due Diligence Date, whether by reason of Seller's failure to agree to have all Disapproved Exceptions removed as of Closing or for any other reason, Buyer shall be conclusively deemed to have waived its objections to the Disapproved Exceptions which Seller has not affirmatively agreed to remove as of the Closing. Seller's failure to provide timely notice to Buyer with respect to the Disapproved Exceptions shall be deemed to constitute Seller's notice to Buyer that Seller will not have any of the Disapproved Exceptions removed as of the Closing.

      6.3 UTILITY DEPOSITS AND LEASES. Buyer agrees to assume the benefit and burden of all Leases, and to indemnify and hold Seller harmless from any claim for prepaid rent, security or cleaning deposits. All utility deposits, if any, paid by Seller (power, water, telephone. sewer, etc.) shall at all times remain the property of Seller, and Buyer shall cooperate reasonably to ensure the prompt release of all such utility deposits to Seller or, at the election of Seller, all such utility deposits shall be assigned to Buyer and Seller shall be credited with the amount of all such deposits at Closing.

      6.4 OWNERS' ASSOCIATION LIABILITIES. Seller makes no representations or warranties as to the status, standing, existence or non-existence of any owners' association or owners' association liabilities or duties which Seller may owe to any such association relative to the Property. Buyer agrees to release Seller and hold Seller harmless from any damages or claimed deficiencies arising out of the formation, operation, status, standing and/or funding of said owners association, including, without limitation, any deficiency in reserves for maintenance and repair, mismanagement, negligence, misrepresentation, unpaid dues or assessments by third parties, payment of taxes or franchise fees or standing with the California Secretary of State Current dues and/or assessments for the Property, if any, shall be prorated as of Closing.

      6.5 ADMINISTRATIVE COMPLIANCE. Buyer agrees to defend and indemnify Seller and hold Seller harmless from any claim, loss, penalty or damages arising out of Buyer's failure to observe all rules, regulations, regulatory schemes, law and ordinances that may apply to (a) the further development, subdivision, or re-subdivision of the Property or any part thereof, (b) the sale or transfer of any divided or common-interest units or any interest therein, and (c) the ownership, maintenance, management and repair of the Property, including, without limitation, the creation, organization and funding of a governing association, the completion of all master management documents required by state, local or federal law (including covenants, conditions and restrictions, by-laws, project rules and the like), and the formulation and enforcement of an adequate budget which provides for current maintenance and reserves for future maintenance and repairs.

   7. DEFAULT LIQUIDATED DAMAGES. NOT WITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF BUYER HAS NOT TERMINATED THIS AGREEMENT ON OR BEFORE THE DUE DILIGENCE DATE AND IF THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED ON THE CLOSING DATE FOR ANY REASON OTHER THAN SELLER'S DEFAULT UNDER THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT, TOGETHER WITH ALL INTEREST ACCRUED THEREON, AS SELLER'S SOLE REMEDY AND LIQUIDATED DAMAGES. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER'S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHT TO RECEIVE REIMBURSEMENT FOR THE SUMS DESCRIBED IN SECTION 18, NOR WAIVE OR AFFECT SELLER'S RIGHTS AND BUYERS INDEMNITY OBLIGATIONS WITH RESPECT TO THE CONFIDENTIAL INFORMATION, BUYER'S ENTRY UPON THE PROPERTY, OR OTHER PRE-CLOSING COVENANTS SPECIFIED IN THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA

CIVIL CODE SECTIONS 1671, 1676 AND 1677. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THAT EACH PARTY FULLY UNDERSTANDS THE
CONSEQUENCES OF THIS PROVISION AND THEIR AGREEMENT WITH THE TERMS HEREOF.


               -----------------          ----------------
               SELLER'S INITIALS          BUYER'S INITIALS


   8. SELLER'S DEFAULT. If Seller defaults in the performance of any of its obligations pursuant to this Agreement and Closing fails to occur by reason thereof, Buyer's sole remedy shall be either to terminate this Agreement and receive the Option Consideration, and the Deposit, together with all interest accrued thereon, if any, plus its documented out-of-pocket due diligence expenses, not to exceed Ten Thousand Dollars (S10,000) or, in the alternative, pursue specific performance.

   9.  ADDITIONAL COVENANTS.

      9.1 TERMINATION OF MANAGEMENT AGREEMENT. Seller covenants and agrees that it will cause any management agreement for the Property to be terminated as of the Closing Date, along with any other agreements with respect to the Property as may be requested by Buyer.

      9.2 NOTICES TO TENANTS. Promptly after Closing, Buyer shall mail, by first class mail, a notice complying with any requirements of the laws of the State of California, as appropriate, to each tenant occupying any portion of the Property and for whom or which any prepaid rent, security or cleaning deposit has been transferred to Buyer by Seller, whether through actual cash transfer or through any credit allowed through escrow. Buyer shall provide Seller with copies of all such notices and a certificate of mailing within ten (10) calendar days following Closing.

      9.3 OPERATION OF PROPERTY. Seller hereby covenants and agrees that until Closing it shall continue to operate, manage and maintain the Property in the same manner that it is operating, managing and maintaining the Property on the Contract Date, subject to Section 12 below.

   10.  REPRESENTATIONS AND WARRANTIES.

      10.1 BUYER'S REPRESENTATIONS AND WARRANTIES. In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Property, Buyer hereby makes the following representations and warranties to Seller as of the date of this Agreement. Such representations and warranties shall also be true and correct as of the Closing Date. It is expressly understood and agreed that (a) the following representations and warranties shall survive the Closing but all liability of Buyer for breach of any of such representations and warranties shall terminate as to such representation and warranty if no written claim of breach, specifying such representation or warranty allegedly breached and the supporting evidence for the alleged breach, shall be delivered to Buyer on or prior to the date which is six (6) months following the Closing Date, and
(b) notwithstanding the existence of a claim of breach with respect to any one or more representations or warranties within such six (6) month period, the remaining representations and warranties for which no such claim of breach has been delivered within such six (6) month period shall expire as provided above:

         10.1.1 Buyer is and as of the Closing will be a corporation duly organized, validly existing, and in good standing under the laws of the state of its formation;

         10.1.2 Buyer has and as of the Closing will have the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and

         10.1.3 This Agreement and all agreements, instruments and documents herein provided to be executed by Buyer are and as of the Closing will be duly authorized, executed and delivered by and are and will be binding upon Buyer.

      10.2 SELLER'S REPRESENTATIONS AND WARRANTIES. In consideration of Buyer entering into this Agreement and as an inducement to Buyer to purchase the Property, Seller hereby makes the following representations and warranties to Buyer as of the date of this Agreement. Such representations and warranties shall also be true and correct as of the Closing Date. It is expressly understood and agreed that (a) the following representations and warranties shall survive the Closing but all liability of Seller for breach of any of the following representations and warranties shall terminate as to such representation and warranty if no written claim of breach specifying such representation or warranty allegedly breached and the supporting evidence for the alleged breach, shall be delivered to Seller on or prior to the date which is six (6) months following the Closing Date, and (b) notwithstanding the existence of a claim of breach with respect to any one or more representations or warranties within such six (6) month period, the remaining representations and warranties for which no such claim of breach has been delivered within such six (6) month period shall expire as provided above:

         10.2.1 Seller is and as of the Closing will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         10.2.2 Seller has and as of the Closing will have the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         10.2.3 This Agreement and all agreements, instruments and documents herein provided to be executed by Seller are and as of the Closing will be duly authorized, executed and delivered by and are and will be binding upon Seller.

         10.2.4 To Seller's actual knowledge, the Property Information includes all documents (other than the Excluded Items) relating to the Property that are in Seller's possession or control.

      10.3 SELLER'S KNOWLEDGE STANDARD. The phrase "to Seller's actual knowledge," as used in this Agreement means the actual, present knowledge of Scott Amling, without any duty to investigate or to make inquiry. Seller represents and warrants that Scott Amling is the Senior Asset Manager for the Property and in such position is the person with the responsibility for managing the Property and the person within Seller most likely to possess the relevant knowledge upon which Seller's representations and warranties concerning the Property are based.

   11. DELIVERY OF POSSESSION. Possession of the Property shall be delivered to Buyer at the time of Closing, subject to the rights of tenants in possession under the Leases and the Permitted Exceptions.

   12. RISK OF LOSS. If the Property or any portion thereof is damaged or destroyed by fire or other casualty or by a partial taking under the provisions of eminent domain after the Contract Date and prior to the Closing and the Property is not substantially restored by the Closing Date:

      12.1 MINOR LOSS. If the cost of repair or the value of the Property taken or claimed under the provisions of eminent domain does not exceed $250,000.00, Buyer shall close this transaction without adjustment to the Purchase Price but Seller shall assign to Buyer at Closing all insurance or condemnation proceeds available for such repair or taking and shall reimburse Buyer by credit to the Purchase Price to the extent of any deductible or self-insured retention amount applicable thereto.

      12.2 MAJOR LOSS. If the cost of repair or the value of the Property taken or claimed under eminent domain exceeds $250,000.00, Buyer shall have the option of (i) closing this transaction as provided under Section 12.1, or (ii) rescinding this Agreement by giving Seller written notice thereof within ten (10) days from the date Buyer receives notice of such damage, in which event this Agreement shall be deemed null and void and the parties hereto shall have no further obligations to or recourse against each other either under this Agreement or otherwise and except that the Deposit shall be returned to Buyer.

   13. NOTICES. Any notices required or permitted to be given by this Agreement shall be personally delivered, shipped via Federal Express or other "next day" courier delivery or sent by facsimile transmission, as follows:

        BUYER:   First Alliance Mortgage Company
                 17305 Von Karman Avenue
                 Irvine, CA 92614
                 Attention: Mr. Jeffrey W. Smith
                 Facsimile No. (714) 224-8474
        with a copy to:

                 Edwin C Summers
                 17305 Von Karman Avenue
                 Irvine, CA 92614
                 Facsimile No. (714) 224-8474

        and a copy by fax to:

                 Travers Realty
                 4675 MacArthur Court, Suite 1210
                 Newport Beach, CA 92660
                 Attention: Mr. Randall S. Parker
                 Facsimile No. (714) 756-2020

        SELLER:  AMRESCO Residential Mortgage Corporation
                 c/o AMRESCO Management, Inc.
                 2 Corporate Park, Suite 100
                 Irvine, California 92714
                 Attention:   Mr. Scott Amling
                 Facsimile No. (714) 752-4086

Notice duly delivered in the manner described above shall be deemed received
(a) one (1) business day after timely deposit with a generally recognized overnight courier service for next business day delivery, or (b) upon actual receipt of notice, whichever is earliest. The parties shall promptly give written notice to each other as provided in this Section 13 of any change of address or facsimile number, and personal delivery, mailing, shipment to the addresses or facsimile transmission to the numbers set forth above shall be deemed sufficient unless written notification of a change of address or facsimile number has been received.

   14. NO COMMISSIONS, FINDER'S FEES OR BROKERAGE FEES. Buyer and Seller each represent and warrant to the other that there are no commissions, finder's fees or brokerage fees arising out of the transactions contemplated by this Agreement, except for the commission in the amount of two percent (2%) of the Purchase Price which Seller has committed to pay separately and directly out of escrow proceeds to each of Travers Realty Corporation and The Seeley Company ("COMMISSION") and which Seller shall pay on or prior to the Closing Date. Buyer agrees that if any claims should be made for commissions allegedly arising from the execution of this Agreement, including, without limitation, the Commission, or any sale of the Property to Buyer by any broker by reason of any acts of Buyer, Buyer will protect, defend, indemnify and hold Seller harmless from and against any and all losses, liabilities and expenses in connection therewith. Seller agrees that if any claims should be made for commissions allegedly arising from the execution of this Agreement or any sale of the Property to Buyer by any broker by reason of any acts of Seller, Seller will protect, defend, indemnify and hold Buyer harmless from and against any and all losses, liabilities and expenses in connection therewith.
Seller shall only be liable for the Commission in the event the transaction is completed as provided herein.

   15. SURVIVAL OF OBLIGATIONS. All covenants, representations, warranties, agreements and indemnities contained in this Agreement shall be made as of the Contract Date. Such covenants, representations, warranties, agreements and indemnities are made as of a date certain, and any cause of action resulting from the breach of same, whether at law or in equity, shall survive Closing (subject to the limitations set forth in Sections 10.1 and 10.2). All covenants and other obligations which, by their nature, are to be performed by Buyer following Closing, shall survive Closing and the transfer of title to the Property to Buyer. Except as specifically set forth herein, Closing hereunder shall automatically constitute a merger of, and shall irrefutably evidence full satisfaction of, all of Seller's obligations under this Agreement.

   16. HEADINGS AND SECTIONS. The use of headings in this Agreement is for convenience and reference purposes only, and is not intended to limit, expand or otherwise define the parties' respective obligations. The use of sections is for convenience and organizational purposes only and is not intended to create a severable contract.

   17. TIME IS OF THE ESSENCE. Time is of the essence in the performance of all terms and conditions and other obligations, including the giving of required or permitted notices, under this Agreement.

   18. ATTORNEYS' FEES. In the event of any dispute arising hereunder, the prevailing party in litigation or arbitration, inclusive of any appeals, shall be entitled to recover attorneys' fees and costs, court costs, arbitration costs and costs of discovery incurred in connection therewith.

   19. GOVERNING LAW. The performance and interpretation of this Agreement shall be governed by the laws of the State of California.

   20. ILLEGALITY/SEVERABILITY. In the event any provision of this Agreement shall be deemed illegal or unenforceable, the remaining provisions shall nevertheless be carried into effect and the defective provision shall be deemed amended to comply with such rule, law or statute rendering same illegal or unenforceable.

   21. NO JOINT VENTURE. The relationship of Seller and Buyer hereunder is and will be that of seller and buyer, and none of the provisions of this Agreement are intended to create any relationship other than seller and buyer. No agency, partnership, joint venture or other relationship is intended hereby, and neither party shall be deemed the agent, servant, employee, partner or joint venturer of the other party.

   22. SALES, USE, PRIVILEGE TAXES. Notwithstanding any other provisions of this Agreement, Buyer shall be liable for and shall pay all taxes or assessments, including, but not limited to, sales, use, intangibles, privilege, personal property, real property (subject to prorationing as provided in Section 4.3), or other taxes or assessments resulting from or assessed with respect to the Property or any of the transactions contemplated by this Agreement. Buyer hereby agrees to hold Seller harmless from, and agrees to indemnify, protect and defend Seller against, any and all claims by anyone at any time regarding any such taxes or assessments.

   23. FURTHER ASSURANCES. Each party shall execute such further documents, papers and instruments and take such further action as is necessary, appropriate or helpful as the other party or Title Company may reasonably request in order to carry out the purposes and intent of this Agreement.

   24. WAIVER. The waiver by any party of a breach of any provision of this Agreement shall not be deemed a continuing waiver or a waiver of any subsequent breach. whether of the same or another provision of this Agreement.

   25. ACTIONS THROUGH SELLER'S AGENTS. Any action or exercise of rights or duties required or permitted to be taken or done by Seller hereunder relative to the transactions contemplated by this Agreement may be taken by any agent, officer, attorney, employee or other person duly designated and authorized by Seller in writing or otherwise under Seller's customary policies and procedures to take such action in its behalf. This Section shall not be construed to delegate authority to any such person or to entitle Buyer or any other person to rely upon any purported authority exercised by any person purporting to represent Seller, but shall solely be interpreted as permitting Seller to so delegate authority for its actions, exercise of rights, and exercise of duties as above provided.

   26. ASSIGNMENT. Buyer may not assign any of its rights under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, and any purported assignment without such consent shall be null, void and of no force or effect other than to a nominee or entity of which Buyer is the owner of the majority of the ownership interests and management rights. Any permitted assignment shall not relieve Buyer of its obligations hereunder.

   27. FINAL AGREEMENT. This Agreement states the entire agreement between Buyer and Seller, and there are no promises, representations or agreements, other than those herein contained, either oral or written, which have been made or relied upon.

   28. AMENDMENTS. Any changes or amendments hereto must be made in writing and signed by both parties.

   29. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   30. NO THIRD-PARTY BENEFICIARY. Buyer and Seller do not intend to confer any benefit hereunder on any person or party other than the parties hereto.

   31. EXHIBITS. Attached hereto and incorporated herein by this reference are the following Exhibits:

EXHIBIT A   LEGAL DESCRIPTION OF THE REAL PROPERTY
EXHIBIT B   SCHEDULE OF FIXTURES, EQUIPMENT, AND PERSONAL PROPERTY,
            IF ANY
EXHIBIT C   IRREVOCABLE INSTRUCTIONS TO TITLE COMPANY
EXHIBIT D   DEED
EXHIBIT E   BILL OF SALE
EXHIBIT F   ASSIGNMENT OF LEASES
EXHIBIT G   GENERAL ASSIGNMENT
EXHIBIT H   FIRPTA CERTIFICATE
EXHIBIT I   INSURANCE, INDEMNIFICATION AND CONFIDENTIALITY
            AGREEMENT
EXHIBIT J   TITLE COMMITMENT

            IN WITNESS WHEREOF, Buyer and Seller have executed this
Agreement.

                                    BUYER:

                                    FIRST ALLIANCE MORTGAGE
                                    California corporation


                                    By: /s/ Jeffrey W. Smith
                                       ------------------------------
                                    Name: JEFFREY W. SMITH
                                    Title: Executive Vice President,


                                    SELLER:

                                    AMRESCO RESIDENTIAL MORTGAGE
                                    CORPORATION, a Delaware corporation


                                    By: /s/ Mark E. Trentmann
                                       -------------------------------
                                    Name: MARK E. TRENTMANN SR.
                                    Title: Vice President